Exhibit 10.8

TEXAS UNITED BANCSHARES, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Texas United Bancshares, Inc., a Texas corporation (the “Company”) heretofore established the Texas United Bancshares, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2005, primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and directors of the Company and its participating affiliates;

WHEREAS, the Company now desires to amend and restate the Plan in its entirety to make certain changes; and

NOW, THEREFORE, pursuant to the authority reserved to the Company pursuant to Section 5.1, the Plan is hereby renamed and amended and restated in its entirety, effective December 31, 2004, to read as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Accounts” mean a Participant’s Deferral Account and Employer Contribution Account and shall also include any subaccount within an Account established pursuant to this Plan.

(b) “Adjustment Date” means the last day of each calendar quarter and such other dates as the Administrative Committee in its discretion may prescribe.

(c) “Affiliated Company” means any corporation or organization which together with the Company would be treated as a single employer under Section 414 of the Code.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan.

(g) “Company” means Texas United Bancshares, Inc., a Texas corporation, and its successors.

(h) “Deferral Account” means the account established and maintained on the books of an Employer to record a Participant’s interest under this Plan attributable to amounts credited to such Participant pursuant to Sections 3.1 and/or 3.2.

(i) “Effective Date” means December 31, 2004.

(j) “Election Period” means —

(i) for purposes of Section 3.1(a), such period ending prior to the beginning of a Plan Year as specified by the Committee for the making of salary deferral elections for such Plan Year or, with respect to individuals who first become Eligible Employees after the beginning of a Plan Year, the period of 30 days (or such shorter period as may be prescribed by the Committee) beginning on the date such individual becomes an Eligible Employee; and

(ii) for purposes of Section 3.1(b), such period ending prior to the beginning of the Plan Year as specified by the Committee for the making of deferral elections for commissions earned with respect to services performed during such Plan Year or, with respect to individuals who first become Eligible Employees after the beginning of a Plan Year, the period of 30 days (or such shorter period as may be prescribed by the Committee) beginning on the date such individual becomes an Eligible Employee but only with respect to commissions for services performed subsequent to the election; and

(iii) for purposes of Section 3.1(c), such period ending prior to the beginning of a Plan Year as specified by the Committee for the making of director fee deferral elections for such Plan Year or, with respect to individuals who first become Outside Directors after the beginning of a Plan Year, the period of 30 days (or such shorter period as may be prescribed by the Committee) beginning on the date such individual becomes an Outside Director; and

(iv) for purposes of Section 3.2, such period ending prior to the beginning of the Plan Year as specified by the Committee for the making of deferral elections for bonuses earned with respect to services performed during such Plan Year or, with respect to individuals who first become Eligible Employees or Outside Directors after the beginning of a Plan Year, the period of 30 days (or such shorter period as may be prescribed by the Committee) beginning on the date such individual becomes an Eligible Employee or Outside Director but only with respect to bonuses for services performed subsequent to the election; and

(v) notwithstanding subparagraph (iv) above, for purposes of Section 3.2, with respect to any performance based bonus based on services performed over a period of at least 12 months, such period ending no later than six months before the end of the 12-month period for which services are performed, but only to the extent allowed by Code section 409A.

(k) “Eligible Employee” means the Chief Executive Officer of the Company and any other Employee who is an officer or key management employee of an Employer and who is designated by the Chief Executive Officer of the Company to be one of a select group of management or highly compensated employees eligible for purposes of this Plan.

(l) “Employee” means an employee of an Employer and shall not include an Outside Director.

(m) “Employer” includes the Company and any Affiliated Company which adopts this Plan with the consent of the Board in accordance with Section 6.4.

(n) “Employer Contribution Account” means the account established and maintained on the books of an Employer to record a Participant’s interest under this Plan attributable to amounts credited to such Participant pursuant to Section 3.4.

(o) “Outside Director” means an individual duly elected or chosen as a director or advisory director of an Employer who is not also an Employee.

(p) “Participant” means an Eligible Employee, a former Eligible Employee, an Outside Director or a former Outside Director for whom an Account is being maintained under this Plan.

(q) “Plan” means this Texas United Bancshares, Inc. Nonqualified Deferred Compensation Plan, as in effect from time to time on and after the Effective Date.

(r) “Plan Year” means each calendar year.

(s) “Separation from Service” means the termination of an Employee’s employment or an Outside Director’s service with an Employer or Affiliated Company for any reason other than death or transfer to employment or service with another Employer or Affiliated Company. As used herein, the term Separation from Service shall be interpreted in a manner consistent with the distribution requirements of Section 409A of the Code.

ARTICLE II.

PLAN ADMINISTRATION

Section 2.1 Committee.

(a) This Plan shall be administered by the Committee. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action.

(b) No member of the Committee shall be personally liable by reason of any mistake of judgment made in good faith, and the Employers shall indemnify and hold harmless, directly from their own assets (including the proceeds of any insurance policy the premiums for which are paid from the Employers’ own assets), each member of the Committee and each other officer, employee, or director of an Employer to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

ARTICLE III.

DEFERRED COMPENSATION PROVISIONS

Section 3.1 Election to Defer Salary, Commissions and Director Fees.

(a) During the Election Period for a Plan Year beginning on or after January 1, 2005, an Eligible Employee may elect to have the payment of up to 50% of the annual base salary otherwise payable by an Employer to such Eligible Employee for such Plan Year, but not in excess of the net amount payable of such base salary after applicable withholdings, deferred for payment in the manner and at the time specified in Article IV. The amount of annual base salary a Participant elects to defer pursuant to this Section 3.1(a) shall be deducted from the Participant’s salary in substantially equal amounts over all pay periods during the Plan Year. All elections made pursuant to this Section 3.1(a) for a Plan Year shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable after the last day of the Election Period with respect to the Plan Year.

(b) During the Election Period for a Plan Year beginning on or after January 1, 2005, an Eligible Employee may elect to have the payment of up to 50% of the commissions otherwise payable by a Employer to such Eligible Employee for such Plan Year, but not in excess of the net amount payable of such commissions after applicable withholdings, deferred for payment in the manner and at the time specified in Article IV. All elections made pursuant to this Section 3.1(b) shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable after the last day of the Election Period with respect to the Plan Year.

(c) During the Election Period for a Plan Year beginning on or after January 1, 2005, an Outside Director may elect to have the payment of up to 100% of the director fees otherwise payable by an Employer to such Outside Director for such Plan Year, but not in excess of the net amount payable of such director fees, deferred for payment in the manner and at the time specified in Article IV. The amount of fees a Participant elects to defer pursuant to this Section 3.1(c) shall be deducted from the director fees otherwise payable to such Participant in substantially equal amounts during the Plan Year. All elections made pursuant to this Section 3.1(c) for a Plan Year shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable after the last day of the Election Period with respect to the Plan Year.

Section 3.2 Bonus Deferral Election.

(a) During the Election Period for a Plan Year beginning on or after January 1, 2005, an Eligible Employee may elect to have the payment of up to 100% of the cash portion of any future bonus or other amount otherwise payable by an Employer pursuant to any annual bonus plan or similar program, but not in excess of the net amount payable of such bonus or other amount after applicable withholdings, deferred for payment in the manner and at the time specified in Article IV. All elections made pursuant to this Section 3.2(a) shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable after the last day of the Election Period with respect to the Plan Year.

(b) During the Election Period for a Plan Year beginning on or after January 1, 2005, an Outside Director may elect to have the payment of up to 100% of the cash portion of any future bonus or other amount otherwise payable by an Employer pursuant to any annual bonus plan or similar program, but not in excess of the net amount payable of such bonus or other amount after applicable withholdings, deferred for payment in the manner and at the time specified in Article IV. All elections made pursuant to this Section 3.2(b) shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable after the last day of the Election Period with respect to the Plan Year.

Section 3.3 Employer Discretionary Contributions. In addition to the contributions made pursuant to Sections 3.1 and 3.2 for each Plan Year, each Employer may credit to the Plan as a discretionary contribution such amount, if any, to be determined by the Employer. Any Employer contribution credited for a Plan Year pursuant to this Section shall be credited to the

Employer Contribution Accounts of those Participants specified by the Employer at the time and in the manner determined by the Employer in its absolute discretion.

Section 3.4 Accounts and Allocations.

(a) An Employer shall establish and maintain on its books a Deferral Account for each Eligible Employee and Outside Director employed by or performing services for such Employer who elects to participate in this Plan and an Employer Contribution Account for each Participant who receives an Employer contribution pursuant to Section 3.3. Each such Account shall be designated by the name of the Participant for whom it is established. The Committee may require separate subaccounts to be maintained within a Participant’s Accounts.

(b) Amounts deferred for a Participant pursuant to Sections 3.1 and 3.2 shall be credited by the Employer to such Participant’s Deferral Account as of the date such amounts otherwise would have been paid to such Participant by such Employer.

(c) An Employer shall continue maintaining a Participant’s Accounts as long as a positive balance remains credited to such Accounts.

Section 3.5 Account Adjustments. As of each Adjustment Date, the amount credited to a Participant’s Accounts as of the preceding Adjustment Date, less any distributions or forfeitures made with respect to such Accounts since such preceding Adjustment Date, shall be adjusted by reference to the fluctuations in value, taking into account gain, loss, expenses and other adjustments, of the investment indices selected by the Participant for the investment adjustment of his or her Accounts, with such adjustments to be made in the manner prescribed by the Committee. Following such adjustment, the amounts credited to a Participant’s Accounts shall be increased to take into account additional deferrals and contributions credited to such Accounts since the preceding Adjustment Date. The Committee shall have sole and absolute discretion with respect to the number and type of investment indices made available for selection by Participants pursuant to this Section, the timing of Participant elections and the method by which adjustments are made. The designation of investment indices by the Committee shall be for the sole purpose of adjusting Accounts pursuant to this Section and this provision shall not obligate the Employers to invest or set aside any assets for the payment of benefits hereunder. The Committee shall notify the Participants of the investment indices available and the procedures for making and changing elections.

Section 3.6 Vesting. All amounts credited to a Participant’s Accounts shall be fully vested and nonforfeitable at all times.

ARTICLE IV.

BENEFITS

Section 4.1 Source of Benefit Payments. Benefit payments to be made with respect to a Participant’s Accounts maintained pursuant to the Plan will be paid in cash and will be the obligation solely of the Employer maintaining such Accounts.

Section 4.2 Amount of Benefit Payments. The amount payable from a Participant’s Accounts shall be determined based upon the amount credited to such Accounts as of the Adjustment Date last preceding the date of payment plus any contributions and deferrals credited to and less any distributions or withdrawals made from such Accounts since such Adjustment Date.

Section 4.3 Timing of Benefit Payments Upon Separation from Service. Upon a Participant’s Separation from Service, the amount payable from such Participant’s Accounts, as determined in accordance with Section 4.2, shall be paid to such Participant (or, in the event of his or her subsequent death prior to payment, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 4.6) in a single lump sum to be paid six months following the Participant’s Separation from Service.

Section 4.4 Death Prior to Separation from Service. Upon a Participant’s death prior to his or her Separation from Service, the amount payable from such Participant’s Accounts, as determined in accordance with Section 4.2, shall be paid to the beneficiary or beneficiaries designated by such Participant pursuant to Section 4.7 in a single lump sum to be paid as soon as practicable following the Participant’s death.

Section 4.5 Hardship Distributions. If a Participant encounters an unforeseeable emergency, the Committee in its absolute discretion may direct the Employer maintaining such Participant’s Accounts to pay to such Participant and deduct from such Accounts such portion of the vested amount then credited to such Accounts (including, if appropriate, the entire amount determined in accordance with Section 4.2) as the Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant caused by such unforeseeable emergency. For this purpose, an “unforeseeable emergency” shall be a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship. No distribution shall be made to a Participant pursuant to this Section unless such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her unforeseeable emergency as may be requested by the Committee. This Section 4.5 shall be interpreted in a manner consistent with the distribution requirements of Section 409A of the Code.

Section 4.6 Designation of Beneficiaries. Any amount payable under this Plan on account of the death of a married Participant shall be paid when otherwise due hereunder to the surviving spouse of such Participant unless such Participant designates otherwise with the written consent of his or her spouse. Any amount payable under this Plan on account of the death of a Participant who is not married or who is married but has designated, as provided above, a beneficiary other than his or her spouse, shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by and filed with the Committee and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee. If a Participant fails to properly designate a beneficiary, or in the event all of a Participant’s designated beneficiaries are individuals who either predecease the Participant or survive the Participant but die prior to receiving the full amount payable under this Plan, then any remaining amount payable under this Plan shall be paid when otherwise due hereunder to such Participant’s spouse, if the Participant had a spouse who was living at the time of the Participant’s death, or, if not, then to the Participant’s estate.

ARTICLE V.

AMENDMENT AND TERMINATION

Section 5.1 Amendment and Termination. The Board shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and to terminate this Plan or any Employer’s participation hereunder. Any amendment to or termination of this Plan shall be made by or pursuant to a resolution duly adopted by the Board and shall be evidenced by such resolution or by a written instrument executed by such person as the Board shall authorize for such purpose. Any provision of this Plan to the contrary notwithstanding, no amendment to or termination of this Plan shall reduce the amounts actually credited to a Participant’s Accounts as of the date of such amendment or termination or further defer the timing of payments under the Plan without the consent of the affected Participant. Upon termination of the Plan, payment shall continue to be made at the time and in the form provided in the Plan; provided, however, to the extent permitted pursuant to Code section 409A, the Board, in its sole discretion, may direct the Committee to calculate final Account Balances as of such Adjustment Date as it may prescribe, and direct each Employer to make lump sum payments to each Participant (or beneficiary in the case of a deceased Participant) with respect to which such Employer maintains an Account in the amount determined to be credited to such Participant’s Accounts as of such final Adjustment Date.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

Section 6.1 Nature of Plan and Rights. This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The Accounts established and maintained under this Plan by an Employer are for its accounting purposes only and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, designated beneficiary or estate; provided, however, that the Employers may establish and fund for the purpose of satisfying obligations hereunder, one or more grantor trusts designed to result in the same tax effect to the Employers and the Participants as the model trust described in IRS Revenue Procedure 92-64. The amounts credited by an Employer to Accounts maintained under this Plan and the amounts contributed to any grantor trust established by an Employer are and for all purposes shall continue to be a part of the general assets and liabilities of such Employer, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a payment from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.

Section 6.2 Spendthrift Provision. No Account balance or other right or interest under this Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

Section 6.3 Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with an Employer, and each Employer may terminate a Participant’s employment as freely and with the same effect as if this Plan had not been established.

Section 6.4 Adoption by Other Employers. With the consent of the Board, this Plan may be adopted by any Affiliated Company, such adoption to be effective as of the date specified by such Affiliated Company at the time of adoption.

Section 6.5 Claims Procedure. If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within ninety days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, describe any additional information necessary for the Claimant to perfect the claim and explain why the information is necessary, advise the Claimant that he or she may, within sixty days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial, and state that the Claimant has the right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) following a denial of the claim on review. Any hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The written notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 6.6 Withholding Tax. There shall be deducted from all amounts paid under this Plan any taxes required to be withheld by any Federal, state, local or other government. The Participant and/or his or her beneficiary (including his or her estate) shall bear all taxes on amounts paid under this Plan to the extent that no taxes are withheld, irrespective of whether withholding is required. The Participant will be required to pay to his or her Employer the amount of any federal, state or local taxes required by law to be withheld in connection with the Plan in the event that such Participant is not being paid by an Employer or amounts being paid by an Employer to such Participant are insufficient to satisfy any such withholding obligation.

Section 6.7 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Affiliated Company and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts deferred or payable under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

Section 6.8 Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

IN WITNESS WHEREOF, this Plan has been executed on this 31st day of December, 2004, to be effective as of the Effective Date.

TEXAS UNITED BANCSHARES, INC.

By	L. Don Stricklin
Title: President and Chief Executive Officer